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                                                                    EXHIBIT 21.1

Iron Age Corporation-- Subsidiaries
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Name                               % Owned by             State of Incorporation
----                               ----------             ----------------------
                                   Iron Age Corporation
                                   --------------------

Iron Age Investment Company          100%                     Delaware

Falcon Shoe Mfg. Co.                 100%                     Maine

Iron Age Canada Ltd.                 100%                     Ontario, Canada

Iron Age de Mexico S.A. de C.V.      1%                       Chihuahua, Mexico

Iron Age Vision Acquisition Co.      100%                     Delaware